Company Contact:

N. Paul Brost

Chief Financial Officer

Command Security Corporation

703-464-4735

COMMAND SECURITY CORPORATION

ANNOUNCES REDUCTION IN SCOPE OF WORK WITH A MAJOR CUSTOMER

Herndon, VA*** May 2, 2018***Command Security Corporation (NYSE MKT: MOC) today reported the loss of a significant portion of the Company’s scope of work with a major internet retailer. In response to a Request for Proposal (RFP) issued by the customer, and focused on the evaluation of base wage rates, the Company had recently submitted a price proposal and after review of the proposal by the customer the Company was advised that the customer intends to transition the work to another vendor. Estimated total revenue associated with this portion of the scope of work for this customer during the fiscal year ended March 31, 2018 was approximately $34.3 million.

During the past several months, the Company had sought wage adjustments in several geographic locations in response to the tightening of the labor market, lower unemployment rates and increasing wage requirements. The customer determined an RFP process would provide the necessary market assessment. The Company’s approach is to pay a fair and competitive wage to our security officers and supervisors while delivering high quality security services.

The Company will continue to fulfill all its obligations under the terms of the agreement with this customer and expects the transition of this work to the new vendor to be complete on or about May 31, 2018. The Company will immediately begin to make the necessary cost-reductions commensurate with the loss of this work.

Craig P. Coy, the Company’s CEO said, “This is an obvious disappointment as we had invested significant resources to support this customer and meet their service needs. The Company continues to have an active pipeline of new business opportunities and proposals issued and under evaluation.”

About Command Security Corporation

Command Security Corporation and its Aviation Safeguards division provide uniformed security officers and aviation security services to commercial, financial, industrial, aviation and governmental customers throughout the United States. As our credo states “Securing All You Value,” we safeguard against theft, fraud, fire, intrusion, vandalism and the many other threats that our customers are facing today. By partnering with each customer, we design programs customized to meet their specific security needs and address their particular concerns. We bring years of expertise, including sophisticated systems for hiring, training, supervision and oversight, backed by cutting-edge technology, to every situation that our customers face involving security. Our mission is to enable our customers to operate their businesses without disruption or loss, and to create safe environments for their employees. For more information concerning our company, please refer to our website at www.commandsecurity.com.

Forward-Looking Statements

This announcement by the Company contains forward-looking statements within the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 about the Company that are based on management’s assumptions, expectations and projections about the Company. Such forward-looking statements by their nature involve a degree of risk and uncertainty. The Company cautions that actual results of the Company could differ materially from those projected in the forward-looking statements as a result of various factors, including but not limited to the factors described under the heading “Risk Factors” in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended March 31, 2017 filed with the U.S. Securities and Exchange Commission (the “SEC”), and such other risks disclosed from time to time in the Company’s periodic and other reports filed with the SEC. You should consider the areas of risk described above in connection with any forward-looking statements that may be made by the Company. The Company undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise. You are advised, however, to consult any additional disclosures the Company makes in proxy statements, quarterly reports on Form 10-Q, annual reports on Form 10-K and current reports on Form 8-K filed with the SEC.